SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13

or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported):		November 28, 2003
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Santander BanCorp
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(Exact name of registrant as specified in this charter)

Puerto Rico	001-15849	66-0573723
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(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

207 Ponce de León Avenue, San Juan, Puerto Rico		00917
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(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(787) 759-7070
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ITEM 5. OTHER EVENTS

On November 28, 2003, Banco Santander Puerto Rico (the "Bank") a wholly-owned subsidiary of Santander BanCorp (SBP) issued a press release entitled, "BANCO SANTANDER PUERTO RICO ANNOUNCES REDEMPTION OF THE 7% Non-commulative Perpetual Monthly Income Preferred Shares, Series A" announcing that on November 26, 2003, it had mailed notices of the full redemption to holders of record of its 7% Noncumulative Series A Preferred Stock issued on June 26, 1998.

A copy of the Bank's press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SANTANDER BANCORP

By: /s/ María Calero Padrón
Maria Calero Padrón
Executive Officer and Corporate
Comptroller

Date: December 10, 2003.

Exhibit 99.1

BANCO SANTANDER PUERTO RICO ANNOUNCES REDEMPTION OF THE 7% Non-commulative Perpetual Monthly Income Preferred Shares, Series A

(San Juan, Puerto Rico) November 28, 2003. Banco Santander Puerto Rico (the "Bank"), a wholly-owned subsidiary of Santander BanCorp (SBP), today announced that on November 26, 2003, it had mailed notices of the full redemption to holders of record of its 7% Noncumulative Series A Preferred Stock ("Series A Preferred") issued on June 26, 1998. The Series A Preferred are listed in New York Stock Exchange under the symbol SBP-A.

On December 26, 2003 ("Redemption Date"), the Bank will redeem the 2,610,008 Series A Preferred at a redemption price of $26.00 per share. The Bank shall make a total payment of $68,177,396 for 100% of the outstanding Series A Preferred, which will be due to investors on such date and is comprised as follows: (i) the Par amount of $25 for a principal payment of $65,250,200.00; (ii) an additional amount of $1 for a premium payment of $2,610,008.00; and (iii) the accrued interest of $317,818.00.

The Bank had already approved a dividend on November 5, 2003, declaring a $0.145833 per share amount to be payable on December 1, 2003 to all shareholders of the Series A Preferred on record by the close of business on November 26, 2003.

The Series A Preferred will become due and payable on the Redemption Date at $26.00 per share, upon presentation and surrender to Mellon Investor Services, as redemption agent, which may be delivered by hand at Mellon Investor Services, LLC, 120 Broadway, 13th Floor, New York, New York 10271, Attn. Reorganization Department. Shareholders of the Series A Preferred may also present and surrender their shares by mail to Mellon Investor Services, LLC, 85 Challenger Road, Second Floor, Ridgefield Park, N.J., 07660, Attn. Reorganization Department.

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America by profits, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 15-year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

Currently, Santander Central Hispano maintains a leadership position in Latin America, with 4,067 offices serving more than 12 million individual clients and approximately half a million small and medium sized companies, managing a joint on and off-balance sheet business of approximately $98.1 billion, with a combined business quota of 10.4% (in loans and deposits on and off-balance sheet). The Group recorded $1.3 billion in net attributable income from Latin America during the year 2002.